UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 7, 2005

Aphton Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19122	95-3640931
(Commission File Number)	(IRS Employer Identification No.)

8 Penn Center, Suite 2300, 1628 JFK Boulevard, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 218-4340

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 9, 2005, the Company entered into a binding Letter Agreement with the holders of the Company’s Senior Convertible Notes (the “Holders”), which were issued to the Holders in March and June of 2003 (the “Notes”). Under the terms of the Letter Agreement, the Holders agreed to surrender the Notes for cancellation by the Company in exchange for (i) $3,000,000 in cash, (ii) shares of the Company’s 0% Non-participating Series A Convertible Preferred Stock (the “Series A Preferred Stock”) with an original Stated Value of $10,000,000, and (iii) 6,500,000 shares of the Company’s common stock, of which 1,500,000 shares will be delivered into escrow by the Company at the closing (the “Transaction”).

The shares of Series A Preferred Stock will be convertible into shares of the Company’s common stock at a price per share of $0.50 (the “Series A Conversion Price”). In the event that at any time during the twelve (12) month period immediately following the closing of the Transaction, the Company issues additional shares of its common stock or securities convertible or exercisable into shares of its common stock at a purchase price per share less than the then Series A Conversion Price (a “Dilutive Issuance”), the Series A Conversion Price will be reduced to such per share purchase price (a “Full Ratchet Adjustment”); provided that no Full Ratchet Adjustment will occur after any Dilutive Issuance subsequent to a Dilutive Issuance in which the Company receives gross proceeds of not less than $10,000,000. For any Dilutive Issuance after the earlier of (i) a Dilutive Issuance in which the Company receives gross proceeds of not less than $10,000,000 and (ii) the one-year anniversary of the closing of the Transaction, the Series A Conversion Price will be reduced pursuant to a weighted average formula. In all cases, the Series A Conversion Price may not be reduced below $0.44 as a result of an antidilution adjustment; provided that the Company may not close a Dilutive Issuance without the consent of the holders of at least two-thirds (2/3) of the then outstanding Series A Preferred Stock, if the result of such Dilutive Issuance would have the effect of reducing the Series A Conversion Price below $0.44.

The holders of the Series A Preferred Stock will be entitled to vote with the holders of the Company’s common stock on an as-if converted basis; provided that the holders of the Series A Preferred Stock, as a group, shall not be entitled to vote shares issued and issuable as a result of the Transaction in excess of 19.9% of the then outstanding shares of the Company’s common stock. In addition, the consent of holders of a majority of the then outstanding Series A Preferred Stock will be required for any amendment to the Company’s Certificate of Incorporation if the amendment would in any way alter the then existing rights of the Series A Preferred Stock. The Series A Preferred Stock will have a 0% dividend rate, and shall only receive dividends paid on the Company’s common stock on an as-if converted basis and solely as and when declared by the Company’s Board of Directors. In the event of any liquidation or winding up of the Company, including certain acquisitions of the Company’s capital stock or assets, the holders of the Series A Preferred Stock will be entitled to a preference payment in an amount equal to the Stated Value of the then outstanding Series A Preferred Stock (plus all declared but unpaid dividends) in consideration received by the Company or the stockholders as the case may be.

The Company will be obligated to file within thirty (30) days after the closing of the Transaction a registration statement registering the resale of the shares of the Company’s common stock to be issued at the closing of the Transaction and issuable upon conversion of the Series A Preferred Stock. In the event the registration statement is not declared effective within ninety (90) days after the closing of the Transaction, or within 120 days after the closing of the Transaction (in either event, the “Registration Deadline”) if the registration statement is subject to a review by the Securities and Exchange Commission, the holders of the Series A Preferred Stock will be entitled, as liquidated damages, to a monthly cash payment equal to 1.5% of the aggregate value of the securities issued and issuable in the Transaction, which the Holders are unable to sell as a result of such delay. The 1,500,000 shares of common stock to be delivered into escrow at closing (the “Escrowed Shares”) will remain in escrow for a period of up to two (2) years. In the event that at any time during the two (2) year period immediately following the closing of the Transaction (the “Escrow Period”), the average closing price per share of the Company’s common stock, during any five (5) consecutive trading day period (a “Pricing Period”) is greater than $3.23, the Company will receive up to that number of Escrowed Shares such that the value of the Escrowed Shares remaining in escrow, based on the average closing price during the Pricing Period, will not be less than $4,850,000 and such remaining Escrowed Shares shall be released pro rata to the Holders. If at no time during the Escrow Period the average closing price per share of the Company’s common stock is greater than $3.23 during a Pricing Period, at the end of the Escrow Period each Holder will receive its pro rata portion of all the Escrowed Shares.

The closing of the Transaction is subject to (i) the Company executing definitive documentation that provides for (A) commercially reasonable representations, warranties, covenants and other contractual terms considered by the Company to be standard (and commercially reasonable) in a transaction of this type for the benefit of the Investors and (B) the terms of the Transaction as set forth herein and (ii) the Company filing a certificate of designation for the Series A Preferred Stock with the terms and conditions set forth in the Letter Agreement and other certificate of designation terms considered by the Company to be standard (and commercially reasonable or required by law) in a transaction of this type. The parties anticipate closing the Transaction on or prior to November 18, 2005.

Item 1.02. Termination of a Material Definitive Agreement

On November 7, 2005, the Company and sanofi pasteur entered into a termination agreement, terminating the parties’ strategic partnership. Specifically, the termination agreement terminated the Company’s Co-Promotion Agreement and the License and Supply Agreements with sanofi pasteur relating to the development, manufacture and commercialization of Insegia™, the Company’s most advanced cancer immunotherapy. In accordance with the terms of the termination agreement, all of the rights to Insegia granted to sanofi pasteur under the Co-Promotion Agreement and License, including the right to commercialize Insegia in North America and Europe, revert back to the Company. In exchange for the return of such rights, the Company agreed to pay to sanofi pasteur a nominal single digit royalty on all future worldwide net sales of Insegia and sanofi pasteur forgave a $1.9 million receivable due and owing by the Company. In connection with the dissolution of the Company’s strategic partnership with sanofi pasteur, the Company had previously repaid the original principal amount of the Company’s outstanding Series A Convertible Debenture issued to sanofi pasteur in 2002. The net effect of the dissolution of the agreements with sanofi pasteur, including the forgiveness of the receivable due them, is an after tax gain for the Company of approximately $5.2 million.

Pursuant to terms of the termination agreement, sanofi pasteur has agreed to make reasonable commercial efforts to sell to the Company reasonable quantities of diphtheria toxoid (DT), a key ingredient of Insegia, through the year 2009. The initial contract price for the DT supplied by sanofi pasteur will be subject to an annual adjustment for any increases in the Industrial Price Index. The supply of the DT will be conditioned upon the Company providing 18 month forecasts to sanofi pasteur of the Company’s future DT requirements. The Company and sanofi pasteur agreed to negotiate a new definitive supply agreement that will set forth all of the terms of the supply arrangement.

Item 2.02 Results of Operations and Financial Condition

On November 9, 2005, the Company issued a press release announcing its financial results for the third quarter ended September 30, 2005. A copy of the press release is furnished as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APHTON CORPORATION

Date: November 9, 2005	By:	/s/ James F. Smith
	Name:	James F. Smith
	Title:	Senior Vice President and Chief Financial Officer